Exhibit 10.6

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is entered into as of the 29th day of March, 2012 between SAMSON INVESTMENT COMPANY including its subsidiaries (“Company”) and JD ROCKIES RESOURCES LIMITED (“Contractor”).

Recitals

A.	Samson Resources Corporation (“SRC”) and ITOCHU Corporation (“Itochu”) entered into a Secondment Agreement dated effective December 21, 2011 (the “Secondment”).

B.	Company is an affiliate of SRC and Contractor is an affiliate of Itochu.

C.	Pursuant to the Secondment, Company desires to retain the services of Contractor and Contractor desires to provide services to Company.

NOW, THEREFORE, the parties hereby agree as follows:

1.	Services. The services provided by, and the duties of, Contractor under this Agreement shall be varied at the discretion of Company, as conditions of the business at hand shall dictate, but shall be primarily as described on Exhibit “A” attached hereto (the “Services”). Contractor shall have primary control and supervision over its employees providing the Services, including the reporting functions as described in more detail on Exhibit “A” attached hereto. The officers and employees of Company shall have exclusive supervision, direction and control of the day-to-day Services provided by Contractor under this Agreement.

2.	Compensation.

a.	Compensation for the Services shall comply with Section 1 of the Secondment.

b.	As an independent contractor, Contractor (and its employees) will not be entitled to any benefits of employment available to employees of Company, including among other things, participation in any hospital, medical, dental, or other group health, disability, and accident benefit plans, life insurance benefits, thrift plan benefits, vacations, paid time off, or holidays, and coverage under Company’s corporate insurance policies, including, without limitation, worker’s compensation, unemployment, general liability, automobile liability, and umbrella coverage.

c.	Company shall not be responsible for withholding federal, state, or local income, social security, or other taxes from amounts paid to Contractor. Company shall not be required to make employer contributions provided for in social security or other laws on behalf of Contractor.

d.	Contractor’s employees shall be provided with office space at Company’s corporate headquarters pursuant to the Sublease Agreement between Company and Contractor dated March 29, 2012 (the “Sublease”).

3.	Term and Termination. The term and termination of the Agreement shall comply with Section 2 of the Secondment.

4.	Obligations of Contractor. Contractor shall perform the Services to the best of its abilities, in a prompt and professional manner, and in accordance with all federal, state, and local laws, rules, regulations, and ordinances and the best industry standards. Contractor shall perform the Services at Company’s office located in Tulsa, Oklahoma. Unless agreed otherwise it is anticipated that any Services performed at Company’s offices will generally be performed during regular office hours for five (5) days per week (generally weekdays) and other times as may be agreed upon. Contractor shall comply with Company’s health, safety, security, and environmental policies and procedures, as well as the terms and conditions of the Secondment and the Sublease.

5.	Contractor Personnel. (Check which one applies)

☐	Contractor is an individual and all Services must be performed by Contractor.

☐	Services may be performed by any employee of Contractor.

☑	All Services must be performed by the following person(s) (attach list if necessary):

Shuichi Arase

Whim Tsukamoto

Hisaaki Watanabe

The personnel performing Services shall be subject at all times to Samson’s approval or removal, provided however, said such individuals are employees of Contractor and not employees of Company.

6.	Nature of the Agreement. Contractor shall be, and at all times is, acting and performing as an independent contractor to Company. Contractor agrees not to represent to any other party that Contractor is an agent, partner, joint venture participant, employee, or servant of Company. Contractor shall take direction as to services to be provided hereunder only from designated personnel of Company.

7.	Confidentiality. All employees of Contractor providing services pursuant to this Agreement and/or the Secondment shall sign and be bound by a confidentiality agreement with Company. The confidentiality agreement shall be in substantially the same form as Annex II to the Secondment.

8.	Indemnification. Contractor shall indemnify, defend, and hold harmless Company, its affiliates, the officers, directors, employees, and agents of the foregoing, and the successors, heirs, and assigns of any of the foregoing (collectively, the ‘‘Company Group”) from and against any and all claims, damages, losses, fines, penalties, costs (including court costs and attorneys’ fees), suits, and liabilities of any and every kind whatsoever arising out of or related to (i) payment or non-payment of all federal, state, and local taxes or contributions imposed under unemployment insurance, workers compensation, social security, and income tax laws with respect to Contractor and its affiliates, their respective subcontractors, the officers, directors, employees, and agents of the foregoing, and the successors, heirs, and assigns of any of the foregoing (collectively, the “Contractor Group”), (ii) any injury to or death of Contractor Group, or (iii) any damage to, or loss or destruction of any property of Contractor Group REGARDLESS OF WHETHER THE LIABILITY THEREFORE IS BASED UPON THE NEGLIGENCE, FAULT, OR STRICT LIABILITY OF COMPANY GROUP OR ANY LATENT OR PATENT DEFECT IN ANY PREMISES.

8.1.	This Section 8.1 shall apply only in the event and only to the extent La Rev. Stat. Ann §9:2780.1 applies to this Agreement. Notwithstanding anything herein to the contrary, (i) any party acting as an indemnitor shall have no obligation to indemnify, defend and/or hold harmless an indemnitee from or against any liability for loss or damage resulting from the negligence or intentional acts or omissions of the indemnitee, indemnitee’s agents or employees, or a third party over which the indemnitor has no control over, or obtain insurance to cover the preceding , and (ii) this Agreement shall be governed and construed according to the laws of the State of Louisiana and any actions arising from this Agreement shall be brought in the state or federal courts of Louisiana.

8.2.	Contractor shall have and provide to Company all duties and protections provided by the Secondment, including but not limited to, the following identified provisions: indemnifications and releases provide in Section 6; confidentiality and loyalty provided in Section 3; and employee wages and benefits provided in Section 1. The Secondment is hereby incorporated into this Agreement by reference.

9.	Insurance. Contractor shall maintain (i) workers’ compensation insurance as required by the applicable state laws (if Contractor has any employees), (ii) automobile liability insurance with an aggregate limit of no less than $500,000, and (iii) comprehensive general liability insurance with an aggregate limit of no less than $500,000, and shall provide Company with an insurance certificate naming Samson Resources Company and its affiliates as an additional insured (as to automobile and general liability) and endorsed with a waiver of subrogation in favor of Samson Resources Company and its affiliates.

10.	Assignment. Contractor acknowledges that this Agreement and the Services are unique and personal. Therefore, Contractor may not assign any rights or delegate any duties or obligations under this Agreement without the prior written consent of Company, and any purported assignment to which Company has not consented shall be void. The rights and obligations of Company shall inure to the benefit of, and shall be binding upon, its successors and assigns.

11.	Conflicts of Interest. Contractor shall not accept any work for any other person or entity if such work would create an actual or potential conflict of interest for Contractor with respect to its Services for Company. The foregoing shall not apply if Contractor has notified Company personnel of all facts concerning the particular situation and has received Company’s written approval of the actual or potential conflict of interest.

12.	Notices. Any notice hereunder shall be effectively given if delivered by personal delivery, certified mail, facsimile, or e-mail as follows:

Company:	Michael G. Daniel	Contractor:	Toshiyuki Mori
	Samson Plaza		5555 San Felipe, Suite 620
	Two West Second Street		Houston, Texas 77056
	Tulsa, Oklahoma 74103		713-547-5656 (facsimile) t.mori@jd-rockies.com
918-591-1718 (facsimile)
mdaniel@samson.com

13.	Miscellaneous.

a.	If a court of competent jurisdiction determines that any clause or provision of this Agreement is void, illegal or unenforceable, the other clauses and provisions of this Agreement shall remain in full force and effect and the clauses and/or provisions that are determined to be void, illegal or unenforceable shall be either amended or limited so that they shall remain in effect to the extent permissible by law.

b.	This Agreement constitutes the entire and exclusive agreement between Company and Contractor and supersedes all prior negotiations, representations, or agreements, either written or oral. No amendments or collateral agreements shall be valid unless in writing and signed by both parties.

c.	This Consulting Agreement shall be governed and construed according to the laws of the State of Oklahoma.

d.	In the event of a conflict between the terms of this Agreement and the terms of the Secondment, the terms of the Secondment shall control.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SAMSON INVESTMENT COMPANY		JD ROCKIES RESOURCES LIMITED

By:	/s/ Michael G. Daniel	By:	/s/ Toshiyuki Mori
Name: Michael G. Daniel		Name: Toshiyuki Mori
Title: Vice president – General Counsel		Title: President

EXHIBIT “A”

Services provided pursuant to Consulting Agreement dated

the 29th day of March, 2012 (“Agreement”) between

Samson Investment Company including its Subsidiaries (“Company”) and

JD Rockies Resources Limited (“Contractor”)

As used in the Agreement, “Services” shall mean and include, but shall not be limited to, all labor, work and similar personal services provided by Contractor to Company relating to or utilized in: (1) Financial Accounting & Reporting Services, being financial and tax accounting functions, including excise, production, severance and ad valorem taxes, as well as operational oil and gas accounting functions for both inside and outside properties inclusive of revenue payments and joint interest billings, and other related matters; (2) Technical Exploration and Production (E&P) Services, being engineering and operational E&P functions, inclusive of drilling engineering, asset engineering, geological and geophysical functions, and other related matters; and (3) Corporate Planning and Development Services, being the review, preparation and reporting of Company’s operations and production, oil and gas reserves, detailed projections and forecasts for the Company’s business units, special projects, performance benchmarking and the reporting on matters relating to Financial Accounting and Reporting Services and Technical E&P Services as noted in (1) and (2) above). The “Services” shall not include any marketing functions on the Company, including production marketing, and neither the Contractor, nor the employees of Contractor, shall have access to or otherwise obtain any information on the Company’s marketing contracts.

The Services shall be provided by the following individuals and in the manner specified below:

1. Mr. Shuichi Anise, with JD Rockies Resources Limited, shall provide Corporate Planning and Development Services as specified above. Mr. Arase shall have direct supervision of the remaining employees for Contractor as identified below. Mr. Robert Schaffitzel, Vice President of Corporate Planning and Development for Company, shall supervise, direct and control the Services provided by Mr. Arase.

2. Mr. Ichiro Tsukamoto, with JD Rockies Resources Limited, shall provide Technical E&P Services as specified above and shall report directly to Mr. Arase. Joel Alnes, Vice President-Tight & Unconventional Gas Division for Samson Resources Company, and on behalf of Company, shall supervise, direct and control the Services provided by Mr. Tsukamoto.

3. Mr. Hisaaki Watanabe, with JD Rockies Resources Limited, shall perform the Financial Accounting and Reporting Services as specified above and shall report directly to Mr. Arose. Mr. Rusty Wood, Manager-Reporting for Company, shall supervise, direct and oversee the Services provided by Mr. Watanabe.